12

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made as of June 10, 2012 by Omnicare, Inc., a corporation organized and existing under the laws of the State of Delaware(the “Company”), and John Figueroa (“Executive”).
RECITALS:
WHEREAS, the Executive is the Chief Executive Officer of the Company;
WHEREAS, Executive and the Company are parties to a certain Employment Agreement dated December 7, 2010 (the “Employment Agreement”);
WHEREAS, the Company and the Executive mutually agree that the Executive's employment will terminate effective as ofJune 10, 2012; and
WHEREAS, the parties wish to settle their mutual rights and obligations arising from such termination of employment subject to the terms and conditions as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:
1.    Cessation of Employment Relationship. The parties agree that Executive's employment with the Company will terminate effective as of June 10, 2012 (the “Termination Date”).Executive herebyresigns, effective as of June 10, 2012, from his position as Chief Executive Officer of the Company and from all other positions, directorships and offices with the Company and any affiliate of the Company. Executive hereby waives any right to notice of termination of his employment and payment in lieu thereof.
2.    Payment Obligations.
(a) Accrued Salary/Vacation Time/Business Expenses. Following the Termination Date, the Executive shall be entitled to receive from the Company a lump-sum cash payment in respect of the Executive's accrued but unpaid base salary through the Termination Date, accrued and unused vacation time through the Termination Date, and any unreimbursed business expenses through the Termination Date in accordance with Section 3.4 of the Employment Agreement. The foregoing payment shall be made in accordance with applicable law but in no event later than 30 days following the Termination Date.
(b)    Severance. The parties understand that the Executive's termination of employment with the Company will be treated as a termination without “Cause” underSection 3.4 of the Employment Agreement. Accordingly, the Company shall pay the Executive an aggregate severance amount of $3,375,000 (the “Severance Amount”), in cash, payable ratably for eighteen (18) monthsin accordance with the Company's standard payroll practices. Such eighteen month period will beginon the date the “Release” (as defined below) becomes non-revocable (the “Release Date”); provided, however, that the aggregate amount payable during the first six months immediately following the Termination Date (or until the date of Executive's death, if earlier) shall be deferred in accordance with Section 6.15(c) of the Employment Agreement. Any amounts so deferred shall bear interest at a rate equal to the highest interest rate, as of the first day of the month in which the Termination Date occurs, payable by the Company on its outstanding publicly-traded debt (or if no such public debt is then outstanding, the rate at which the Company could then borrow from its primary bank lender) plus 100 basis points. Notwithstanding the foregoing, in the event that there is a “Change in Control” of the Company (as defined below) prior to the date that is six months following the Termination Date,any unpaid portion of the Severance Amount (and any unpaid interest on any deferred severance amounts) as of the date of the Change in Control shall be paid in a lump sum on such date. For purposes of this Agreement, a “Change in Control” of the Company shall be an event that (i) constitutes a “Change in Control” of the Company under the Company's 2004 Stock & Incentive Plan (the “S & I Plan”), or a successor plan, that is in place on the date of such event and (ii) constitutes a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)).

(c) Pro-Rata Bonus. The Executive shall be entitled to receive from the Companya prorataportion of his annual incentive bonus under the Company's Annual Incentive Planfor Senior Executive Officers(the “AIP”) for 2012 in the aggregate amount of $602,877 (the “Pro Rata Incentive”). The Pro Rata Incentive shall be contingent upon the Company meeting its performance targetunder the AIP for 2012 for purposes of Section 162(m) of the Internal Revenue Code. The Pro Rata Incentive shall be paid at the time that the Company pays its other senior executives their annual incentive bonuses for 2012, but in all events during the 2013 calendar year.
(d)    Restricted Stock. On the Termination Date, Executive will hold184,312 shares of unvested restricted stock of the Company issued under the S & I Plan. 67,558of his unvested shareswere granted as part of Executive's Sign-On Stock Award (as defined in the Employment Agreement). These 67,558 shares, as well any unvested dividend rights related to such shares, will become fully vested on the Release Date. Executive will also be paid in cash the sum of (i) $1,179,009 in consideration of the cancellation of 35,342 of his unvested shares plus (ii) an amount equal to the value of any unvested dividend rights related to such35,342 shares which would otherwise have vested on or prior to January 1, 2013. Payment with respect to these restricted shares as well as any such dividend rights will be made in cash following the Release Date but in no event later than 30 days after the Termination Date.Other than as set forth above, any other restricted stock held by Executive, as well as any unvested dividend rights related to such shares, will be forfeited on the Termination Date.
(e) Stock Options. On the Termination Date, Executive will hold44,542 unvested stock options granted under the S & I Plan prior to 2012 and 210 unvested stock options granted pursuant to the Company's StockPlus Program in 2011 (plus any unvested stock options granted to Executive under the StockPlus Program in 2012)that shall become fully vested and exercisable on the Release Date. All suchvested stock options shall remain exercisable for a period of four months following the Release Date. The 100,285 stock options granted to Executive in 2012 shall be forfeited on the Termination Date.
(f)    Performance Stock Units. Executive shall be entitled to receive the cash value of one third (1/3) of the performance stock unit (“PSU”) award granted to him in 2012 on the basis described in this paragraph (f) (the “PSU Payment”). If the Company achieves 100% or more of its earnings per share (“EPS”) target for the year ending December 31, 2014, Executive will receive in cash the aggregate value of 23,836 shares of common stock determined using the closing price of the common stock on the trading day (the “Valuation Date”) prior to the date on which the performance stock unit awards granted to senior executives of the Company in 2012 are paid. If the Company achieves less than 100% but more than the minimum earnings per share target for the year ending December 31, 2014, Executive will receive in cash the aggregate value of the product of (i) 23,836 shares of common stock multiplied by (ii) the applicable Target Share Modifier referenced in Executive's PSU award agreement (determined by linear interpolation), using the closing price of the common stock on the Valuation Date. Executive will also receive in cash the dividends associated with the PSU Payment calculated in accordance with, and paid at the time provided in, section 3 of Executive's PSU award agreement. The PSU Payment will be paid at the time that the Company pays its senior executives their PSU awards granted in 2012. Payment of the PSU Payment and associated dividends is conditioned on the Company meeting the applicable performance target for purposes of Section 162(m) of the Internal Revenue Code. Other than the PSU Payment, Executive acknowledges that he has no further rights with respect to the PSU award granted to him in 2012.
(g)    Welfare Benefits. Executive (and his eligible dependents) shall be entitled to continued participation for 18 months following the Termination Date in the Company's medical, dental and vision welfare benefit plans which cover Executive (and his eligible dependents) upon the same terms and conditions in effect for active employees of the Company subject to Executive's continued co-payment of premiums for such coverage, to the extent that the terms of such plans permit Executive's continued participation during such period; provided, in the event Executive obtains other employment that offers substantially similar or more favorable benefits, determined on a benefit-by-benefit and coverage-by-coverage basis, such continuation of benefits by the Company shall immediately cease. The Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.
(h)    Payment for Waiver of Notice Period. On the later of the Release Date or the Company's next payroll payment date, Executive shall be paid $75,000.
(i)    Other Benefits. Following the Termination Date, the Executive will be paid any amount due under any other welfare and pension benefit plan of the Company in accordance with the terms of each such plan and applicable law. Except as specifically provided in this Agreement, the Executive will not be due any other payments or benefits from the Company in connection with his termination of employment, including, without limitation, any payments under any formal or informal benefit or severance plan of the Company or any equity or cash-based award agreement.
3. Waiver and Release. In accordance with Section 3.8(b) of the Employment Agreement, the payments, benefits and rights provided under this Agreement to the Executive (other than those set forth in Section 2(a) of this Agreement) are conditioned upon the execution on the date hereofand non-revocation by the Executive of the General Release and Covenant Not to Sue attached as Exhibit A hereto (the “Release”). If the Release is revoked prior to the expiration of the revocation period set forth therein, then any payments, benefits or rights provided pursuant to Section 2 of this Agreement (other than those set forth in Section 2(a) of this Agreement) shall be forfeited, and upon such revocation, this Agreement shall be null and void ab initio and this Agreement shall have had no impact upon the rights and obligations of the parties. In the event the Release is revoked, Executive's employment shall in any event cease as of the Termination Date.
4. Cooperation.
(a) In consideration for the payments and benefits to Executive hereunder, Executive hereby agrees that Executive shall reasonably cooperate with the Company and its affiliates and provide information and assistance to the Company and its affiliates, that relate to Executive's prior positions with and work conducted on behalf of the Company and its affiliates. Executive further agrees to assist the Company and its affiliates with respect to all reasonable requests to provide documents, testify, or otherwise assist in connection with any legal proceeding or matter relating to the Company and its affiliates, including but not limited to, any Federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which the Executive is a named party whose interests are adverse to those of the Company. Executive also hereby consents to testify on behalf of the Company should the Company designate him to testify pursuant to a subpoena served on the Company pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure. All such requests to provide services,including any subpoenas, shall be scheduled with good faith consideration for Executive's personal, employment, and other obligations. The Company shall reimburse Executive for all reasonable travel, lodging and other similar expenses incurred in connection with fulfilling his obligations under this Section 4(a).
(b) Executive hereby agrees that he shall notify the Company promptly (and in any event within two business days) if he is contacted in connection with any governmental investigation that may concern the Company or its affiliates and, without limitation of the foregoing, shall forward to the Company's General Counsel, by overnight delivery, any subpoena or other document received by him in connection with any such matter within two business days of receipt.
(c) Executive hereby agrees that he shall notify the Company promptly (and in any event within two business days) if he is contacted in connection with any litigation or proceeding that may concern the Company or its affiliates and, without limitation of the foregoing, shall forward to the Company's General Counsel, by overnight delivery, any subpoena or other document received by him in connection with any such matter within two business days of receipt.
(d) Executive acknowledges and agrees that he is not aware of any potential violations of any laws involving the Company or any of its affiliates and/or any potential violations of the Company's Code of Conduct, in each case that he has not already reported to the Company.
5. Noncompetition, Nonsolicitation and Nondisclosure. For the avoidance of doubt, the provisions of Section 4 of the Employment Agreement are incorporated by reference herein, and shall continue in full force and effect from and after the Termination Date; provided, however, that the definition of “Business” as set forth in Section 4.3 of the Employment Agreement shall be amended in its entirety to read: “Business” shall mean (i) the distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to nursing homes and long-term care facilities, but, for the avoidance of doubt, shall not apply to the wholesale distribution of pharmaceuticals, and (ii) any other business in which the Company or its subsidiaries were engaged at the time Executive commenced employment with the Company.
6. Non-Disparagement Covenant. Executive shall not make any statements, whether written or oral, disparaging or denigrating the Company, including its current, former and future officers, directors, employees, agents, representatives, attorneys, and shareholders. The Company shall instruct the members of its board of directors, its executive officers and its employees with the title of Senior Vice President or above, in each case who hold such positions as of the date of this Agreement, not to make any statements, whether written or oral, disparaging or denigrating Executive.Nothing contained herein shall apply to any truthful statement made pursuant to legal process or preclude either party from engaging in fair competition and making comparative qualitative comments about the Company's products or services, or the products or services provided by Executive or a company employing Executive; provided that, in the case of Executive, (i) such activity and comments may not be made during the period in which the covenants referenced in Section 5 hereof remain in effect and (ii) Confidential Information is not utilized. This Section does not, in any way, restrict or impede the Executive from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order or otherwise violate Section5 of this Agreement. The Executive shall promptly provide written notice of any such order to the General Counsel of the Company.
7.Miscellaneous.
(a) Section 409A Compliance.
(i) To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code (“Code Section 409A”), and this Agreement shall be construed and applied in a manner consistent with this intent.
(ii) With respect to any payment or benefit under Section 2 hereof, if any, that is deferred compensation subject to Code Section 409A (after taking into account all exclusions applicable to such payment under Code Section 409A) (the “Separation Payments”), Executive shall not be deemed to have terminated employment until he is deemed to have a Separation from Service (as defined below), and Executive's right to receive the Separation Payments shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). As used under this Agreement, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
(iii) Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred, and (iii) the Executive's right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(b) Indemnification. Following the Termination Date and until the expiration of the applicable statute of limitations, if any, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that the Executive was an officer or director of the Company, the Company will indemnify the Executive from any and all third party claims, including defense costs, consistent with the indemnification benefits provided to the Company's other officers and directors, as well as continue to provide to the Executive indemnification and director and officer insurance coverage substantially identical to that which the Company provides to its directors and officers.

(c) Withholding. All payments and benefits payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, offsets, social security and other federal, state and local taxes and deductions.
(d) Waiver. Failure of the parties at any time to enforce any provision of this Agreement or to require performance by the other party of any provisions hereof shall in no way affect the validity of this Agreement or any part hereof or the right of either party thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation or waiver by the party of that default or any other or subsequent default or breach.
(e) Return of Company Property. Executive shall return to the Company all files, memoranda, documents, records, electronic records, software, copies of the foregoing, credit cards, keys, identification badges and any other property of the Company or its affiliates in his possession.
(f) Consent to Jurisdiction. The parties hereby (i) agree that any suit, proceeding or action at law or in equity (an “Action”) arising out of or relating to this Agreement must be instituted in state or federal court located within Hamilton County, Ohio, (ii) waive any objection which he or it may have now or hereafter to the laying of the venue of any such Action, (iii) irrevocably submit to the jurisdiction of any such Action, and (iv) hereby waive any claim or defense of inconvenient forum. The parties irrevocably agree that service of any and all process which may be served in any such Action may be served upon him or it by registered mail to the address referred to in Section 7(g) hereof, or to such other address as the parties shall designate in writing by notice duly given in accordance with Section 7(g) hereof, and that such service shall be deemed effective service of process upon the parties in any such Action.The parties irrevocably agree that such service of process shall have the same force and validity as if service were made to him or it according to the law governing such service in the State of Ohio, and waive all claims of error by reason of any such service.
(g) Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:
If to the Company:
Omnicare, Inc.
900 Omnicare Center
401 E. Fourth Street
Cincinnati, OH 45202
Attention: General Counsel
With a copy to:
Morton A. Pierce
White & Case LLP
1155 Avenue of the Americas
New York, NY 10036

If to Executive:
John Figueroa
8386 Kugler Mill Road
Cincinnati, OH 45243

With a copy to:
Kevin W. Finck
Finck&Dadras LLP
100 Spear Street, Suite 700

San Francisco, CA 94105

Notices shall be deemed duly delivered upon hand delivery thereof at the above addresses, one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided.
(h) Assignment. No rights of any kind under this Agreement shall, without the prior consent of the Company, be transferable to or assignable by Executive or any other person or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns.
(i) Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to the conflicts of law principles thereof.
(j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.
(k) Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
(l) Entire Agreement. This Agreement (including the Release) constitutes the entire understanding and agreement between the parties hereto and, except as expressly set forth herein, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, concerning the subject matter hereof, including but not limited to the Employment Agreement. All negotiations by the parties concerning the subject matter hereof are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the parties hereto other than those incorporated herein, and the Executive has not relied on any other representations, warranties, covenants, understandings or agreements in signing this Agreement. No supplement modification or amendment of this Agreement shall be binding unless executed in writing by the parties.
(m) Consequences of Breach by Executive. Executive acknowledges that the Company is entering this Agreement in reliance on his promises, agreements, warranties, and covenants to adhere to each of the responsibilities and duties as described throughout this Agreement, and that the promises, agreements, warranties, covenants, duties, responsibilities and obligations set forth in each section of this Agreement each constitute a material inducement for the Company to enter this Agreement. In the event that Executivebreaches Section 5 of this Agreement or materially breaches any other provision of this Agreement, Executive agrees that the Company shall cease payments and benefits under Sections 2 of this Agreement (other than Section 2(a)). Executive further acknowledges and agrees that the Company would be irreparably harmed by any actual or threatened violation of this Agreement that involves disclosure of the existence, terms, or amount payable under this Agreement, and that the Company shall be entitled to an injunction prohibiting Executive from committing any such violation.
(n) Executive acknowledges that any compensation provided under this Agreement may be subject to a clawback to the extent required by law under Section 954 of the Dodd-Frank Act.

INTENDING TO BE LEGALLY BOUND, the parties or their duly authorized representatives have signed this Agreement as of the date first above written.

OMNICARE, INC.
/s/ Alexander M. Kayne
Name: Alexander M. Kayne
Title:     Senior Vice President, General Counsel and Secretary

/s/ John Figueroa
JOHN FIGUEROA

EXHIBIT A
GENERAL RELEASE AND COVENANT NOT TO SUE
I, John Figueroa, on behalf of myself and my heirs, executors, administrators and assigns, in consideration of the separation agreement between Omnicare, Inc. (the “Company”), and John Figueroa, dated as of June 10, 2012 (the “Separation Agreement”), to which this General Release and Covenant Not to Sue (the “Executive Release”) is attached, do hereby release and forever discharge and covenant not to sue the Company and its subsidiaries and affiliates, and its and their present and former directors, members, officers, executives, agents, stockholders, and its and their affiliates, and its and their successors and assigns (both individually and in their official capacities) (the “Releasees”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which I ever had, now have or may have arising prior to or on the day on which I execute this Executive Release (the “Effective Date”) relating to my employment with or severance of my employment from the Company and its affiliates (“Claims”).
By signing this Executive Release, to the maximum extent permitted by law, I am providing a complete waiver and release of all Claims and rights to assert any Claims on my behalf or on behalf of any other person(s) or entity(ies) that may have arisen, whether known or unknown, up until and including the Effective Date. This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans With Disabilities Act, the Equal Pay Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (except as provided below), the Kentucky Civil Rights Act; the Kentucky Wage Payment Law; the Kentucky Opportunities Act, the Ohio whistleblower laws, the Ohio wage payment laws, the Ohio Civil Rights Act, and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance. This Executive Release shall not, however, apply to any obligation of the Company pursuant to the Separation Agreement, any rights that cannot be waived by a private settlement agreement, any rights to indemnification from the Company I may have or any benefit to which I am entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other welfare benefits required to be provided by statute (claims with respect thereto, collectively, “Excluded Claims”).
I understand that I am releasing Claims that I may not know about, and that this is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true are untrue and even though I might then regret having signed this Executive Release. Nevertheless, I am assuming that risk and I agree that the Separation Agreement and this Executive Release shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims. I understand the significance of doing so.
I further agree, warrant, promise and covenant that, to the maximum extent permitted by law, neither I, nor any person, organization, or other entity acting on my behalf has filed or will file, sued or will sue, caused or will cause, or permitted or will permit to be filed, initiated or will initiate any lawsuit for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees with respect to any Claims other than Excluded Claims. I have not assigned or transferred, and will not assign or transfer, any Claim I am waiving and releasing, nor have I purported to do so.

Without limiting the scope of the Separation Agreement or this Executive Release in any way, I certify that the Separation Agreement and this Executive Release constitute a knowing and voluntary waiver of any and all rights or claims that exist or that I have or may claim to have under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers' Benefit Protection Act of 1990 (“OWBPA”) (29 U.S.C. §§ 621, et seq.). This Executive Release does not govern any rights or claims that might arise under the ADEA after the Effective Date.
I have been given but voluntarily declined 21 days to review the Separation Agreement and this Executive Release and have been advised to, and given the opportunity to, consult with legal counsel prior to signing such documents, and I have signed the Separation Agreement and I am signing this Executive Release knowingly, voluntarily and with full understanding of its terms and effects, and I voluntarily accept the benefits provided for in the Separation Agreement for the purpose of making full and final settlement of all claims referred to above. I also understand that I have seven days after execution to revoke this Executive Release, and that this Executive Release will not become effective if I exercise my right to revoke my signature within seven days of execution. I understand that such revocation must be delivered to the general counsel of the Company at its headquarters during such period to be effective.

I acknowledge that I have not relied on any representations, warranties, covenants, understandings or agreements not set forth in the Separation Agreement or this Executive Release.
This Executive Release will be governed by and construed in accordance with the laws of the State of Delaware. If any provision in this Executive Release is held invalid or unenforceable for any reason, the Executive intends that such portion be modified to make it enforceable to the maximum extent permitted by law. If any such portion cannot be modified to be enforceable, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.
For the avoidance of doubt, nothing contained herein shall preclude me from enforcing my rights to the benefits due and owing to me under the Separation Agreement. I also acknowledge that any dispute regarding the terms of this Executive Release shall be subject to Section 7(f) of the Separation Agreement.

IN WITNESS WHEREOF, I have executed this Executive Release on this 10th day of June, 2012.

/s/ John Figueroa
JOHN FIGUEROA